Exhibit 99.(d)(4)

APPENDIX A TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

Sub-Advisory Fee
Fund		Effective Date
WisdomTree Short-Term Treasury Digital Fund	U.S. Treasury Strategy	July 1, 2022
WisdomTree 3-7 Year Treasury Digital Fund	U.S. Treasury Strategy	December 13, 2022
WisdomTree 7-10 Year Treasury Digital Fund	U.S. Treasury Strategy	December 13, 2022
WisdomTree Long-Term Treasury Digital Fund	U.S. Treasury Strategy	December 13, 2022
WisdomTree Floating Rate Treasury Fund	U.S. Treasury Strategy	December 13, 2022
WisdomTree TIPS Digital Fund	U.S. Treasury Strategy	December 13, 2022

A-1